Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of , of our report dated October 28, 2021 on our audit of the financial statements of as of , and the related statements of operations, changes in stockholder’s equity and cash flows from August 19, 2021 (inception) through , and the reference to us under the caption “Experts.”

Ocean, New Jersey

November 1, 2021